NEW PLAN REALTY TRUST
                       (a Massachusetts business trust)

                 1,500,000 Depositary Shares Each Representing
                      a 1/10th Fractional Interest in a
      7.80% Series A Cumulative Step-Up Premium Rate(sm) Preferred Share
                    ("Series A SUPeR(sm) Preferred Shares")

           (Par Value $1.00 per Series A SUPeR(sm) Preferred Share) (Liquidation Preference Equivalent to $50 per Depositary Share)

                                TERMS AGREEMENT


                                        Dated: June 30, 1997


To:  New Plan Realty Trust
     1120 Avenue of the Americas
     New York, New York  10036

Attention: Chairman of the Board of Trustees

Dear Sirs:

     We understand that New Plan Realty Trust, a Massachusetts business trust (the "Trust"), proposes to issue and sell 1,500,000 depositary shares (the "Depositary Shares") evidenced by depositary receipts (the "Depositary Receipts") each representing a 1/10th fractional interest in a share of the Trust's 7.80% Series A Cumulative Step-Up Premium Rate(sm) Preferred Shares, par value $1.00 per share (the "Series A SUPeR(sm) Preferred Shares") (such Series A SUPeR(sm) Preferred Shares, Depositary Shares and Depositary Receipts are hereinafter collectively referred to as the "Underwritten Securities"). Subject to the terms and conditions set forth or incorporated by reference herein, we offer to purchase 1,500,000 Depositary Shares at the purchase price set forth below.

     The Underwritten Securities shall have the following terms:

Title of Securities:     Depositary Shares Each Representing a 1/10th
                         Fractional Interest in a
                         7.80% Series A SUPeR(sm) Preferred Share.
Number of Shares:        1,500,000 Depositary Shares.
Fractional interest of each Series A SUPeR(sm) Preferred Share represented
by a Depositary Share:   1/10th.
Current Ratings:         Standard & Poor's Corporation - A; Moody's Investors
                         Service, Inc. - a3.
Dividend Rate: 7.80% of the liquidation preference per Series A SUPeR(sm)
               Preferred Share per annum (or $39 per Series A SUPeR(sm) Preferred Share) from July 3, 1997 to and including September 15, 2012; thereafter, 9.80% of the liquidation preference per Series A SUPeR(sm) Preferred Share per annum (or $49 per Series A SUPeR(sm) Preferred Share).
Dividend Payment Dates:  March 15, June 15, September 15 and December 15 (or,
                         if not a business day, then the immediately succeeding
                         business day), commencing on September 15, 1997.
Liquidation Preference:  $500 per Series A SUPeR(sm) Preferred Share (or $50
                         per Depositary Share).
Public offering price per Depositary Share: $50 plus accrued dividends, if any, from the date of original issue.
Purchase price per Depositary Share:    $48.75 plus accrued dividends, if any,
                                        from the date of original issue
                                        (payable in same-day funds).
Conversion provisions:   Not convertible into any other securities of the
                         Trust.
Optional redemption provisions:    The Series A SUPeR(sm) Preferred Shares and
                                   the Depositary Shares representing such
                                   Series A SUPeR(sm) Preferred Shares are not
                                   redeemable prior to June 15, 2007.  On or
                                   after June 15, 2007, the Series A SUPeR(sm)
                                   Preferred Shares and related Depositary
                                   Shares may be redeemed at the option of the
                                   Trust, in whole or in part, at a redemption
                                   price of $500 per Series A SUPeR(sm)
                                   Preferred Share (or $50 per Depositary
                                   Share), plus accrued and unpaid dividends,
                                   if any, thereon.  The redemption price of
                                   the Series A SUPeR(sm) Preferred Shares
                                   (other than any portion thereof consisting
                                   of accrued and unpaid dividends, if any)
                                   shall be paid solely from the sale proceeds,
                                   including proceeds from the Trust's
                                   distribution reinvestment plan, of other
                                   capital shares of beneficial interest of the
                                   Trust and not from any other source.
Mandatory redemption provisions: None.
Sinking fund requirements:  None.
Number of Option Securities, if any, that may be purchased by the
Underwriter: None.
Delayed Delivery Contracts: Not authorized.
Other material terms: None.
Closing time, date and location:   10:00 A.M., New York City time, July 3,
                                   1997, Brown & Wood LLP, One World Trade
                                   Center, New York, New York  10048.

     All the provisions contained in the document attached as Annex A hereto entitled "New Plan Realty Trust-Common Shares, Preferred Shares, Warrants to Purchase Common Shares and Preferred Shares, Rights to Purchase Common Shares, and Depositary Shares-Underwriting Agreement" are hereby incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Terms defined in such document are used herein as therein defined.

     Please accept this offer no later than 7:00 P.M. (New York City time) on June 30, 1997 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

                    Very truly yours,

                    MERRILL LYNCH, PIERCE, FENNER & SMITH
                                   INCORPORATED



                    By:  Tjarda van S. Clagett
                         _________________________________
                         Authorized Signatory



Accepted:

NEW PLAN REALTY TRUST



By:/s/ Dean Bernstein
   _________________________
   Name:  Dean Bernstein
   Title: Vice President